Exhibit 10.7

October 10, 2014

Pharis Mohideen, M.D.

3 Sylvan Drive

Pine Brook, NJ 07058

Re:                             Employment Terms

Dear Pharis:

Atterocor, Inc. (the “Company’’) is pleased to offer you the position f Chief Medical Officer on the following terms.

You will be responsible for serving on the Company’s management committee as the Company’s clinical development leader, leading the Company’s clinical strategy and activities, ensuring that the Company meets all research, clinical and regulatory milestones and representing the Company both internally and externally to the Board of Directors, investors, partners and the medical/scientific community. You will report to Julia C. Owens, CEO of the Company. Of course, the Company may change your position, duties and work location from time to time in its discretion. During such time as you are resident in a state other than the state in which the Company is headquartered, the Company will reimburse you for expenses incurred by you in connection with your travel to and from the Company’s headquarters, provided, however, that any such travel expenses that are not within the limits of the Company’s travel policy must be approved in advance by the Company’s CEO or they will not be reimbursed.

Your compensation will be at an annual salary of $330,000, less payroll deductions and all required withholdings. You will be paid semi-monthly. Because your position is classified as exempt, you will not be eligible for overtime premiums. You will be eligible to receive an annual bonus (which shall be prorated for the fiscal year ending December 31, 2014) up to a maximum of 25% of your total compensation received during the most recently completed fiscal year, less payroll deductions and all required withholdings, with any such bonus to be determined at the sole discretion of the Company and its Board of Directors.

In addition, you will receive a one-time signing bonus of $50,000, $25,000 of which will be paid to you on your first date of employment and the remaining $25,000 (the “Bonus Balance”) of which will be paid on the one year anniversary of your first date of employment (the “Anniversary Date”), provided, however, that you must be employed by the Company on the Anniversary Date in order to receive the Bonus Balance.

You will be eligible for standard Company benefit plans, including health insurance coverage upon your start date, a 401(k) savings plan, vacation, holidays and other benefits. Details about these benefit plans are available for your review. The Company may modify compensation and benefits from time to time in its discretion.

The Company intends to grant you, subject to approval by the Company’s Board of Directors, a stock option to purchase 358,845 shares (the “Option”) of Common Stock of the Company at fair market value as determined by the Board as of the date of grant. The Option will be subject to the terms and conditions of the Company’s equity incentive plan and your grant agreement. Your grant agreement will include a four-year vesting schedule, under which 25% of your shares will vest after 12 months of employment, with the remaining shares vesting monthly thereafter, until either your Option is fully vested or your employment ends, whichever occurs first.

If immediately prior to or within 12 months following a Change of Control (as defined below) (i) the Company (or any parent or subsidiary or successor of the Company) terminates your employment with the Company other than for Cause (as defined below), death or disability, or (ii) you resign from such employment for Good Reason (as defined below), then in each such event, subject to the terms herein, (a) you will be entitled to accelerated vesting as to 100% of the Option and (b) the Company will make continued payment of your base salary for a period of six (6) months, at the rate in effect immediately prior to the date of your termination (the “Cash Severance”), subject to applicable withholding and in accordance with the Company’s regular payroll schedule unless otherwise required by Section 409A of the Internal Revenue Code. If your employment with the Company (or any parent or subsidiary or successor of the Company) is voluntarily terminated by you (except upon resignation for Good Reason upon or within 12 months following a Change of Control), for Cause by the Company or due to your death or disability, then all vesting will terminate immediately with respect to your outstanding equity awards and you will not receive any Cash Severance.

In the event of a termination of your employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this offer letter are intended to be and are exclusive and in lieu of any other rights or remedies to which your or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this offer letter. You will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of award vesting or severance pay other than those benefits expressly set forth herein.

For purposes of this offer letter, “Cause” is defined as (i) an act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) your gross misconduct, (iv) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your willful breach of any obligations under any written agreement or covenant with the Company; or (vi) your continued failure to perform your employment duties after you have received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties and have failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

For purposes of this offer letter, a “Change of Control” of the Company is defined as any of the following, whether accomplished through one or a series of related transactions: (i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction where, (1) the principal purpose of which is to change the state in which the Company is incorporated or (2) the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (iii) any transaction by which 50% or more of the Company’s outstanding voting stock is transferred to individuals or entities different from the holders of such stock immediately prior to such transaction (other than affiliates of such holders), including without limitation, any reverse or other merger in which the Company is the surviving entity (provided that the transfer of outstanding voting stock for the purposes of, or in connection with, raising additional funds shall not constitute a Change of Control hereunder). Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

For purposes of this offer letter, “Good Reason” means your resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent: (i) a material reduction of your duties, position or responsibilities, or your removal from such position and responsibilities, either of which results in a material diminution of your authority, duties or responsibilities, unless you are provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company retains a similar position with respect to the Company following a Change of Control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; (ii) a material reduction in your base salary (in other words, a reduction of more than 10% of your base salary in any one year); or (iii) a material change in the geographic location of your primary work facility or location; provided, that a relocation of less than 50 miles from your then present location will not be considered a material change in geographic location. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice.

As a Company employee, you will be expected to abide by Company policies and procedures. As a condition of employment, you must sign and comply with the attached Employee Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Your employment relationship with the Company is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

This offer is contingent upon a background check clearance and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with your Employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other representations or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Please sign and date this letter, and the enclosed Employee Proprietary Information and Inventions Agreement, and return them to me by October 13, 2014, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start no later than November 1, 2014.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Julia C. Owens
Julia C. Owens, Chief Executive Officer

Accepted:

/s/ Pharis Mohideen
Pharis Mohideen, M.D.

12 Oct 2014
Date

Attachment: Employee Proprietary Information and Inventions Agreement